UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
_______________________

FORM 8-K
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 16, 2011
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Kohlberg Capital Corporation
(Exact name of registrant as specified in its charter)
_______________________

Delaware	814-00735	20-5951150

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 MADISON AVENUE		10017
NEW YORK, NY
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(212) 455-8300

_____________________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 16, 2011, in connection with a previously announced private offering, Kohlberg Capital Corporation (“Kohlberg Capital”)  issued $55.0 million in aggregate principal amount of its unsecured 8.75% convertible senior notes due 2016 (the “Notes) pursuant to an Indenture dated March 16, 2011 (the “Indenture”) between Kohlberg Capital and U.S. Bank National Association, as trustee.  The sale of the Notes generated net proceeds of approximately $52.8 million.

The Notes will mature on March 15, 2016, unless previously converted or repurchased in accordance with their terms.  The Notes will bear interest at a rate of 8.75% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2011.

The Notes are senior unsecured obligations of Kohlberg Capital and will rank senior in right of payment to any of its indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of its unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of its secured indebtedness (including unsecured indebtedness that Kohlberg Capital later secures) to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by Kohlberg Capital’s subsidiaries, financing vehicles or similar entities.

Prior to the close of business on the business day immediately preceding March 15, 2016, holders of the Notes may convert their Notes into shares of Kohlberg Capital’s common stock.  Under certain limited circumstances, Kohlberg Capital may elect to deliver cash in lieu of shares otherwise deliverable upon conversion in order to comply with certain listing standards of The NASDAQ Global Select Market.  The initial conversion rate is 118.5255 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $8.437 per share of common stock.  The conversion rate will be subject to adjustment in some events.  In addition, following certain corporate events that occur prior to the maturity date, Kohlberg Capital will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

Kohlberg Capital may not redeem the Notes prior to maturity, and no sinking fund is provided for the Notes.  However, following certain corporate events that occur prior to the maturity date, holders of the Notes may require Kohlberg Capital to repurchase their Notes at a price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, plus, in certain cases, an amount in cash (or, in certain circumstances, shares of Kohlberg Capital’s common stock) equal to the present value of the remaining interest payments on the Notes through their maturity date.

The Indenture contains certain covenants, including covenants requiring Kohlberg Capital to comply with Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act of 1940, as amended, and to provide financial information to the holders of the Notes and the trustee if Kohlberg Capital ceases to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.  The Indenture also contains a covenant prohibiting Kohlberg Capital from incurring senior secured debt if the aggregate principal amount of all senior secured debt of Kohlberg Capital and its subsidiaries would exceed the amount that is 50% of its total stockholders’ equity as reported in its most recent financial statements included in a filing with the Securities and Exchange Commission.  Some of these covenants are subject to important qualifications, limitations and exceptions that are described in the Indenture.

Kohlberg Capital offered and sold the Notes to an initial purchaser in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for resale by the initial purchaser to qualified institutional buyers (as defined in the Securities Act) pursuant to the exemption from registration provided by Rule 144A under the Securities Act.  Kohlberg Capital relied on the exemption from registration based in part on representations made by the initial purchaser in the purchase agreement executed in connection with the sale of the Notes.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture (including the Form of the 8.75% convertible senior notes due 2016) filed as an exhibit hereto and incorporated by reference herein.

Neither the Notes nor the common stock that may be issued upon conversion thereof will be registered under the Securities Act.   Neither the Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit 4.1	Indenture dated as of March 16, 2011, by and between Kohlberg Capital Corporation and U.S. Bank National Association, as trustee

Exhibit 4.2	Form of 8.75% Convertible Senior Note Due 2016 (included as part of Exhibit 4.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kohlberg Capital Corporation
(Registrant)
March 16, 2011	/s/ Dayl W. Pearson
(Date)	Dayl W. Pearson President and Chief Executive Officer

Exhibit Index

Exhibit 4.1	Indenture dated as of March 16, 2011, by and between Kohlberg Capital Corporation and U.S. Bank National Association, as trustee
Exhibit 4.2	Form of 8.75% Convertible Senior Note Due 2016 (included as part of Exhibit 4.1)